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                                                        Exhibit 99(a)

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News
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FOR IMMEDIATE RELEASE

Company Contact:
Investor Relations
Leeny Oberg, VP
Sodexho Marriott Services, Inc.
(301) 380-2745
Media Relations
Steve Brady, SVP, Corporate Comm.
Sodexho Marriott Services, Inc.
(301) 380-3915


              Michel Landel To Head Corporate Services Division
                      Of Sodexho Marriott Services, Inc.

        Bethesda, Maryland, June 16, 1998 -- Sodexho Marriott Services, Inc. (NYSE:SDH) named Michel Landel President of its Corporate Services Division, which provides outsourced services for nearly 2,000 accounts throughout the United States. Mr. Landel currently serves as Executive Vice President of Sodexho Marriott Services. The Corporate Services Division represented approximately 30 percent of the Company's 1997 calender year pro forma sales of $4.2 billion.
        "Michel Landel brings significant strengths and experience to this position. Prior to the formation of Sodexho Marriott Services, he was President and Chief Executive Officer of Sodexho's North American operations for nine years," said Charles D. O'Dell, President and CEO of Sodexho Marriott
Services. "During that time, Michel tripled Sodexho's North American business, and is recognized as a proven leader in the industry."
        Mr. Landel's appointment followed the resignation of Robert J. Jantzen, former President of the Corporate Services Division, who will leave the Company on June 30 for a position outside the industry.
        Mr. O'Dell added, "Bob Jantzen was a strong contributor to our success over the last 15 years. We wish him the best in the future."
        SODEXHO MARRIOTT SERVICES, Inc. is the largest provider of food service and facilities management in North America, with more than $4 billion in annual sales. The Company offers a variety of outsourcing solutions including food services, housekeeping, grounds keeping, plant operations and maintenance, and integrated facilities management to the corporate, health care and education markets. The Company is one of the top 50 employers in the United States with 100,000 employees.